MOJO ORGANICS, INC.
101 Hudson Street
Jersey City

December 8, 2015

Richard Seet

Re:	Settlement and Release

Dear Mr. Seet:

Reference is hereby made to that certain Employment Agreement and that certain Second Amended and Restated Restricted Stock Agreement between Richard Seet ("Seet"), and MOJO Organics, Inc., a Delaware Corporation (the "Company") dated December 4, 2013 (collectively, the “Agreements”). Pursuant to the Agreements, among other items, Seet could earn an aggregate amount of 1,165,251 shares of common stock of the Company in three tranches of 388,417 shares represented by certificate numbers 497, 498 and 499 upon the Company achieving revenue targets of $7,500,000, $15,000,000 and $22,500,000 as well as certain business objectives outlined in the Agreements (the “Seet Shares”). All share amounts reflect the 10:1 reverse stock split implemented by the Company on April 1, 2013.

By executing this letter, the parties agree to (i) terminate the Agreements and all obligations set forth therein; (ii) Seet shall return certificate numbers 497, 498 and 499 representing the Seet Shares to the Company for cancellation and Seet shall provide an executed medallion guaranteed stock power and all other documents that the Company will need to cancel the certificates representing the Seet Shares; and (iii) the Company will issue to Seet 582,626 shares of restricted common stock (the "Settlement Shares") of the Company which will be subject to the lock up legend set forth below. The Settlement Shares shall be issued in four certificates with each certificate representing 145,656 of the Settlement Shares.

The execution of this letter agreement will be the full and final settlement of any past, present or future compensation, whether cash or equity, owed to Seet under the Agreements and the Agreements between the parties shall be terminated. In consideration for entering into this letter agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seet, on his own behalf and on behalf of any entities which are controlled by Seet, does, hereby release and discharge the Company and each of its respective officers, directors, affiliates, agents, counsel, employees vendors, investors, and subsidiaries and their respective administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims, compensation and demands whatsoever, in law, admiralty or equity which against them or any of them Seet and his affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company and affiliate of them, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release.

Seet agrees that he shall not transfer, offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise dispose of, directly or indirectly, any Settlement Shares through the two year anniversary of the Company generating $5,000,000 in revenue during any 12 month period. Notwithstanding the foregoing, upon the requirements of Rule 144 being satisfied these restrictions above shall not apply to the sale by Seet of up to 145,656 of the Settlement Shares per quarter. All certificates representing the Settlement Shares upon delivery and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows, in addition to any legend the Company determines is required pursuant to any applicable legal requirement including the standard legend required under the Securities Act of 1933, as amended:

"The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain letter agreement dated as of November 16, 2015 copies of which the Company will furnish, without charge, to the holder of this certificate upon written request therefor."

The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates representing the Settlement Shares upon issuance.

We kindly request that Seet execute this letter below indicating that Seet agrees with the above and acknowledging that Seet (i) is an accredited investor as such term is defined under Rule 501 under Regulation D of the Securities Act of 1933, as amended, (ii) is sufficiently experienced in business and financial matters to evaluate the merits and risks of this transaction, (iii) acknowledges that acquiring the Settlement Shares involves a high degree of risk, are aware of the risks and further acknowledges that it can bear the economic risk of the Settlement Shares including the total loss of the investment and (iv) has received answers from management regarding all questions relating to the Company and its acquisition of the Settlement Shares.

Sincerely,

MOJO Organics, Inc.

	By:	/s/ Glenn Simpson
	Name:	Glenn Simpson
	Title:	Chairman and CEO

AGREED AND ACKNOWLEDGED:

/s/ Richard Seet
Richard Seet